Exhibit (h)(f)(2)
SCHEDULE A — SERVICE AGREEMENT
List of Portfolios
Small-Cap Growth Portfolio
International Value Portfolio
Long/Short Large-Cap Portfolio
International Small-Cap Portfolio
Equity Index Portfolio
Mid Cap Value Portfolio
Small-Cap Index Portfolio
Diversified Research Portfolio
Equity Portfolio
American Funds Asset Allocation Portfolio*
American Funds Growth-Income Portfolio
American Funds Growth Portfolio
(applies to feeder fund expenses only)
Large-Cap Value Portfolio
Technology Portfolio
Short Duration Bond Portfolio
Floating Rate Loan Portfolio
Diversified Bond Portfolio
Growth LT Portfolio
Focused 30 Portfolio
Health Sciences Portfolio
Mid-Cap Equity Portfolio
(formerly called Mid-Cap Value Portfolio)
Large-Cap Growth Portfolio
International Large-Cap Portfolio
Small-Cap Value Portfolio
Multi-Strategy Portfolio
Main Street Core Portfolio
Emerging Markets Portfolio
Money Market Portfolio
High Yield Bond Portfolio
Managed Bond Portfolio
Inflation Managed Portfolio
Comstock Portfolio
Mid-Cap Growth Portfolio
Real Estate Portfolio
Small-Cap Equity Portfolio

*	Effective February 1, 2009

Effective January 1, 2009, agreed to and accepted by:
PACIFIC SELECT FUND

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa
Title:	Vice President
STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Julie Connor Julie Connor	By: Name:	/s/ Mark Nicholson Mark Nicholson
Title:	Vice President	Title:	SVP
PACIFIC LIFE INSURANCE COMPANY

By: Name:	/s/ MA Brown Mary Ann Brown	By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Senior Vice President	Title:	Vice President and Secretary
PACIFIC LIFE FUND ADVISORS LLC

By: Name:	/s/ Howard T. Hirakawa Howard T. Hirakawa	By: Name:	/s/ Audrey L. Milfs Audrey L. Milfs
Title:	Vice President, Fund Operations	Title:	Vice President and Secretary